As filed with the Securities and Exchange Commission on March 12, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COUPONS.COM INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	77-0485123
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Logue Avenue

Mountain View, California 94043

(650) 605-4600

(Address, including Zip Code, of Principal Executive Offices)

2013 Equity Incentive Plan

2013 Employee Stock Purchase Plan

2006 Stock Plan

2000 Stock Plan

(Full title of the plan)

Steven R. Boal

President and Chief Executive Officer

Coupons.com Incorporated

400 Logue Avenue

Mountain View, California 94043

(650) 605-4600

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Peter M. Astiz, Esq.	Richard Hornstein, Esq.
Michael J. Torosian, Esq.	Coupons.com Incorporated
DLA Piper LLP (US)	General Counsel
2000 University Avenue	400 Logue Avenue
East Palo Alto, California 94303-2215	Mountain View, California 94043
(650) 833-2000	(650) 605-4600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.00001 per share, reserved for issuance pursuant to the 2013 Equity Incentive Plan	11,200,000(2)	$30.05(7)	$336,560,000.00	$43,348.93
Common Stock, par value $0.00001 per share, reserved for issuance pursuant to the 2013 Employee Stock Purchase Plan	1,200,000(3)	$25.54(8)	$30,651,000.00	$3,947.85
Common Stock, par value $0.00001 per share, reserved for issuance pursuant to stock option awards outstanding under the 2006 Stock Plan	10,974,472(4)	$6.49(9)	$71,224,323.28	$9,173.69
Common Stock, par value $0.00001 per share, reserved for issuance pursuant to restricted stock unit awards under the 2006 Stock Plan	4,492,240(5)	$30.05(7)	$134,991,812.00	$17,386.95
Common Stock, par value $0.00001 per share, reserved for issuance pursuant to stock option awards outstanding under the 2000 Stock Plan	308,056(6)	$0.25(10)	$77,014.00	$9.92
TOTAL	28,174,768		$573,504,149.28	$73,867.33

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional securities that may be necessary to adjust the number of shares reserved for issuance pursuant to the Registrant’s 2013 Equity Incentive Plan (the “2013 Plan”), the Registrant’s 2013 Employee Stock Purchase Plan (the “ESPP”), the Registrant’s 2006 Stock Plan (the “2006 Plan”) or the Registrant’s 2000 Stock Plan (the “2000 Plan”) by reason of any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.
(2)	Represents 4,000,000 shares of the Registrant’s common stock reserved for issuance pursuant to future awards under the 2013 Plan, increased by up to an additional 7,200,000 shares, to include (a) any shares remaining available for grant under the 2006 Plan, at the time of its termination, and (b) shares that would otherwise be returned to the 2006 Plan, upon the expiration or termination of awards granted under that plan. To the extent that any outstanding awards under the 2006 Plan expire or are forfeited subsequent to the date of this Registration Statement, the shares of the Registrant’s common stock reserved for issuance pursuant to such awards will become available for issuance under the 2013 Plan. See footnotes 4 and 5 below.
(3)	Represents 1,200,000 shares reserved for issuance pursuant to future awards under the ESPP.
(4)	Represents 10,974,472 shares of the Registrant’s common stock reserved for issuance pursuant to stock option awards outstanding under the 2006 Plan as of the date of this Registration Statement. The 2006 Plan will be terminated and no further stock option grants will be made pursuant to the 2006 Plan. The 2006 Plan will continue to govern the terms and conditions of all outstanding awards granted under the 2006 Plan. To the extent that any outstanding awards expire or are forfeited subsequent to the date of this Registration Statement, the shares of the Registrant’s common stock reserved for issuance pursuant to such awards will become available for issuance under the 2013 Plan.
(5)	Represents 4,492,240 shares of the Registrant’s common stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2006 Plan as of the date of this Registration Statement. The 2006 Plan will be terminated and no further stock grants will be made pursuant to the 2006 Plan. The 2006 Plan will continue to govern the terms and conditions of all outstanding awards granted under the 2006 Plan. To the extent that any outstanding awards expire or are forfeited subsequent to the date of this Registration Statement, the shares of the Registrant’s common stock reserved for issuance pursuant to such awards will become available for issuance under the 2013 Plan.
(6)	Represents 308,056 shares of the Registrant’s common stock reserved for issuance pursuant to stock option awards outstanding under the 2000 Plan as of the date of this Registration Statement. No further awards were granted under the 2000 Plan after the 2000 Plan’s expiration in March 2010. The 2000 Plan will continue to govern the terms and conditions of all outstanding awards granted under the 2000 Plan.
(7)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of $30.05 per share, which represents the average of the high and low price per share of the Registrant’s common stock on March 7, 2014 as reported on the New York Stock Exchange.
(8)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $30.05, which represents the average of the high and low price per share of the Registrant’s common stock on March 7, 2014 as reported on the New York Stock Exchange. Pursuant to the ESPP, the purchase price of the shares of the Registrant’s common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value on (i) the first trading day of the offering period or (ii) the purchase date.
(9)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $6.49 per share, the weighted-average exercise price of stock option awards outstanding under the 2006 Plan.
(10)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.25 per share, the weighted-average exercise price of stock option awards outstanding under the 2000 Plan.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with Securities and Exchange Commission (the “Commission”):

(1)	The Registrant’s prospectus filed with the Commission on March 7, 2014 pursuant to Rule 424(b) under the Securities Act relating to the Registrant’s Registration Statement on Form S-1, as amended (Registration Nos. 333-193692 and 333-194388), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36331) filed with the Commission on March 4, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, the Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

•	for any breach of a duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper benefit; or

•	for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

The Registrant’s amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by the Registrant’s stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws further provide that the Registrant must indemnify its directors and officers to the fullest extent permitted by Delaware law. The Registrant’s amended and restated bylaws also authorize the Registrant to indemnify any of its employees or agents and authorize the Registrant to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

In addition, the Registrant’s amended and restated bylaws provide that the Registrant is required to advance expenses to its directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive.

Additionally, the Registrant has entered into indemnity agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify each director and officer to the fullest extent permitted by Delaware law and the Registrant’s amended and restated certificate of incorporation and bylaws for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in the Registrant’s right, arising out of the person’s services as the Registrant’s director or executive officer or as the director or executive officer of any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the Registrant’s request. The Registrant also maintains directors’ and officers’ liability insurance.

Item 7. Exemption from registration claimed

Not applicable.

Item 8. Exhibits

Number	Index to Exhibits

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.4 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193692), filed with the Securities and Exchange Commission on February 25, 2014).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.5 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193692), filed with the Securities and Exchange Commission on February 14, 2014).

4.3	Form of common stock certificate of the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193692), filed with the Securities and Exchange Commission on February 14, 2014).

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	2000 Stock Plan, as amended, and forms of agreement thereunder (incorporated by reference to Exhibit 10.2 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193692), filed with the Securities and Exchange Commission on January 31, 2014).

99.2	2006 Stock Plan, as amended, and forms of agreement thereunder (incorporated by reference to Exhibit 10.3 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193692), filed with the Securities and Exchange Commission on January 31, 2014).

99.3	2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193692), filed with the Securities and Exchange Commission on January 31, 2014).

99.4	2013 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193692), filed with the Securities and Exchange Commission on January 31, 2014).

Item 9. Undertakings

A.	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that clauses (1)(i) and (1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2)	That for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

*    *    *

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, State of California, on this 12th day of March, 2014.

Coupons.com Incorporated

By:	/s/ Steven R. Boal
Steven R. Boal
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven R. Boal and Richard Hornstein, and each of them, as their true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement and the Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven R. Boal	President, Chief Executive Officer and Director (Principal Executive Officer)	March 12, 2014
Steven R. Boal

/s/ Mir Aamir	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 12, 2014
Mir Aamir

/s/ Michael Walsh	Chief Security Officer, Head of Research & Development and Director	March 12, 2014
Michael Walsh

/s/ David E. Siminoff	Director	March 12, 2014
David E. Siminoff

Director
Dawn Lepore

/s/ Andrew Jody Gessow	Director	March 12, 2014
Andrew Jody Gessow

EXHIBIT INDEX

Number	Index to Exhibits

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.4 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193692), filed with the Securities and Exchange Commission on February 25, 2014).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.5 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193692), filed with the Securities and Exchange Commission on February 14, 2014).

4.3	Form of common stock certificate of the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193692), filed with the Securities and Exchange Commission on February 14, 2014).

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	2000 Stock Plan, as amended, and forms of agreement thereunder (incorporated by reference to Exhibit 10.2 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193692), filed with the Securities and Exchange Commission on January 31, 2014).

99.2	2006 Stock Plan, as amended, and forms of agreement thereunder (incorporated by reference to Exhibit 10.3 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193692), filed with the Securities and Exchange Commission on January 31, 2014).

99.3	2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193692), filed with the Securities and Exchange Commission on January 31, 2014).

99.4	2013 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193692), filed with the Securities and Exchange Commission on January 31, 2014).